Exhibit 99.1

Fluor Corporation	Brian Mershon
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7621
469.398.7000

Jason Landkamer
Investor Relations
469.398.7222

News Release

Fluor-backed NuScale Power Signs Agreement to
Accelerate Small Modular Reactor Commercialization

-	Merger agreement with Spring Valley Acquisition Corp. anticipated to close in first half of 2022
-	Combined company expected to be first publicly-traded advanced small modular reactor (SMR) technology developer
-	NuScale’s module design enables future low-carbon power generation

IRVING, Texas (December 14, 2021) – Fluor Corporation (NYSE: FLR) announced today that NuScale Power, LLC, in which Fluor is the majority investor, has signed a merger agreement with Spring Valley Acquisition Corp. (NASDAQ: SV) (Spring Valley). Fluor has invested more than $600 million in NuScale Power since 2011 to help bring its technology to market. The proposed transaction is anticipated to close in the first half of 2022 subject to customary closing conditions. Upon completion of the transaction, Fluor projects to own approximately 60 percent of the combined company, based on the PIPE investment commitments received and the current equity and in-the-money equity equivalents of NuScale Power and Spring Valley.

“Fluor expects that the proposed transaction will bolster and accelerate the path to commercialization and deployment of NuScale Power’s unique small modular nuclear reactor technology,” said Alan Boeckmann, executive chairman, Fluor. “This is the next step in Fluor’s plan, first outlined 10 years ago, to work closely with NuScale Power, Congress and the Department of Energy to commercialize this unique carbon-free energy technology.

“Today’s announcement is further evidence that cost-shared government funding to build first-of-a kind commercial scale technology can attract private investment and yield results. Fluor will continue to serve as an important partner by providing NuScale Power and its clients with world-class expertise in engineering services, project management and supply chain support,” Boeckmann said.

NuScale Power is the developer of the only SMR technology that has received Standard Design Approval from the U.S. Nuclear Regulatory Commission (NRC). After merging with Spring Valley, the combined company will become the first and only publicly-traded company focused on development of advanced SMR technology.

NuScale Power’s innovative, carbon-free nuclear power solution offers clients safe, scalable and deployable 77-megawatt modules in configurations of four, six or 12 modules. The SMR technology can be integrated into electric grids to complement existing renewable energy sources and provide ongoing, consistent and reliable baseload power.

Fluor, together with NuScale Power, continues to advance the first SMR cost-reimbursable services contract with Utah Associated Municipal Power Systems (UAMPS). UAMPS awarded Fluor a contract in January 2021 to provide estimating, development, design and engineering services for its Carbon-Free Power Project.

Forward-Looking Statements

This release may contain forward-looking statements (including without limitation information concerning the timing and results of the proposed transaction and statements to the effect that Fluor or its management “will,” “believes,” “expects,” “anticipates,” “plans” or other similar expressions). Actual results may differ materially as a result of a number of factors. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, Fluor’s results may differ materially from its expectations and projections.

Additional information concerning factors that could affect Fluor’s results can be found in Fluor’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Risk Factors” in Fluor’s Form 10-K filed on February 26, 2021. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398-7222. Fluor disclaims any intent or obligation other than as required by law to update its forward-looking statements in light of new information or future events.

About Fluor Corporation

Fluor Corporation (NYSE: FLR) is building a better world by applying world-class expertise to solve its clients’ greatest challenges. Fluor’s 44,000 employees provide professional and technical solutions that deliver safe, well-executed, capital-efficient projects to clients around the world. Fluor had revenue of $14.2 billion in 2020 and is ranked 196 among the Fortune 500 companies. With headquarters in Irving, Texas, Fluor has been providing engineering, procurement and construction services for more than 100 years. For more information, please visit www.fluor.com or follow Fluor on Twitter, LinkedIn, Facebook and YouTube.

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